UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE l4A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|_|	Soliciting Material Under Rule l4a-l2

ATLAS AIR WORLDWIDE HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.
|_|	Fee computed on table below per Exchange Act Rules l4a-6(i)(4) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

|_|	Fee paid previously with preliminary materials.
|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577-2543

May 25, 2006

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the 2006 Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc. The Annual Meeting will be held at 2:00 p.m. local time, on June 27, 2006, at the Omni Berkshire Hotel, 21 East 52nd Street, New York, New York, 10022.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement. The annual report for the year ended December 31, 2005 is also enclosed.

     The shares represented by your proxy will be voted at the Annual Meeting as therein specified (if the proxy is properly executed and returned, and not revoked). Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the accompanying prepaid envelope provided for your convenience. You may revoke your proxy at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Sincerely,

EUGENE I. DAVIS
Chairman of the Board of Directors

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577-2543

Notice of 2006 Annual Meeting of Stockholders
To be held on June 27, 2006

     We will hold the 2006 Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Tuesday, June 27, 2006, at 2:00 p.m. local time, at the Omni Berkshire Hotel, 21 East 52nd Street, New York, New York, 10022, for the following purposes:

1.	To elect a board of directors to serve until the 2007 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To consider and vote on a proposal to approve our 2006 Annual Incentive Plan for Senior Executives; and

3.	To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

     The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

     Only stockholders of record at the close of business on Monday, May 1, 2006, which has been fixed as the record date for notice of the Annual Meeting, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

     YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING IN PERSON, BUT IF YOU CANNOT, PLEASE SIGN AND DATE THE ENCLOSED PROXY. RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY. IF YOU RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

JEFFREY H. ERICKSON
President and Chief Executive Officer

May 25, 2006

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577-2543

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS JUNE 27, 2006

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 27, 2006, at the Omni Berkshire Hotel, 21 East 52nd Street, New York, New York, 10022 at 2:00 p.m., local time, and at any adjournments or postponements of the Annual Meeting. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to stockholders beginning on or about May 25, 2006. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

     AAWW is a holding company with two principal wholly owned operating subsidiaries—Atlas Air, Inc. (“Atlas”) and Polar Air Cargo, Inc. (“Polar”). AAWW was incorporated in Delaware in 2000. AAWW adopted its holding company structure in February 2001, whereby AAWW became the parent holding company of Atlas, which was incorporated in Delaware in 1992. Late in November 2001, AAWW expanded its product line by acquiring Polar.

     Except as otherwise noted herein, references in this Proxy Statement to “the Company,” “we,” “our” and “us” refer to AAWW, Atlas and Polar, along with AAWW’s other subsidiaries.

     We emerged from bankruptcy on July 27, 2004 pursuant to a Final Modified Second Amended Joint Plan of Reorganization of the Debtors dated July 14, 2004 (the “Plan of Reorganization”), confirmed by the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). On July 27, 2004, all then outstanding shares of AAWW’s common stock (“Old Common Stock”) were cancelled and extinguished in accordance with the Plan of Reorganization, including equity securities, securities exercisable or convertible into equity securities, debt securities and other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in us. Holders of Old Common Stock received no distributions or other consideration. Under our Plan of Reorganization, holders of certain allowed unsecured claims against us received substantial distributions of shares of AAWW’s Common Stock, par value $.01 per share (“Common Stock”). The Plan of Reorganization allocates a total of 17,202,666 shares of our Common Stock, and as of May 1, 2006, 16,185,033 shares, or 94.08%, have been distributed to holders of allowed general unsecured claims against us, with 1,017,633 shares being reserved for future issuance.

ABOUT THE ANNUAL MEETING

     At our Annual Meeting, the holders of shares of our Common Stock will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments thereof. The shares represented by your proxy will be voted as indicated on your properly executed proxy. If no directions are given on the proxy, the shares represented by your proxy will be voted:

  FOR the election of director nominees named herein, to serve until the 2007 Annual Meeting or until their successors are elected and qualified (Proposal No.1), unless you specifically withhold authority to vote for one or more of the director nominees.

  FOR approving AAWW’s 2006 Annual Incentive Plan for Senior Executives (the “2006 Annual Incentive Plan”) in conformance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Proposal No. 2), unless you designate otherwise.

     In addition, if any other matters are properly submitted to a vote of stockholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders’ own discretion.

Record Date and Voting Securities

     All of our stockholders of record at the close of business on May 1, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 19,963,046 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. Stockholders are not entitled to cumulate their votes in the election of directors of AAWW (each, a “Director”). “Additional Information – Limited Voting by Foreign Owners” at the end of this Proxy Statement contains a description of certain restrictions on voting by stockholders who are not “U.S. citizens,” as defined by applicable laws and regulations.

Quorum, Abstentions and Broker Non-votes

     A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the number of shares of Common Stock present, in person and by proxy, at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     Shares of Common Stock that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to a particular matter to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on that matter and will not be counted in determining the number of shares necessary for approval. However, if the broker or nominee does not receive voting instructions from you, your broker or nominee will be permitted to vote your shares for the election of directors. To the extent there are shares represented by such “broker non-votes,” they will be counted in determining whether there is a quorum present at the Annual Meeting.

Vote Required

     Proposal 1: Election of Directors. Each nominee must receive a plurality of the votes cast at the Annual Meeting in order to be elected as a director. This means the director nominee with the most votes for a particular slot is elected for that slot.

     Proposal 2: Approval of AAWW’s 2006 Annual Incentive Plan in conformance with Section 162(m) of the Code. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to approve the 2006 Annual Incentive Plan.

Shares Registered in the Name of a Broker

     Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares.

Revocability of Proxies

     If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

     If your shares are held in street name and you wish to revoke your proxy and vote at the Annual Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee you that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

Proxy Solicitation

     This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow & Co., Inc., 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies and will pay that firm a fee estimated not to exceed $5,000, plus out-of-pocket expenses.

Proxy Tabulation

     Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 4, 2006, information regarding beneficial ownership of our Common Stock by:

  Each stockholder who is known by us to beneficially own 5% or greater of the Common Stock;
  Each of the members of our Board;
  Each of our five most highly compensated executive officers (hereafter, with the Chief Executive Officer, the “Named Executive Officers”); and
  All of our executive officers and members of our Board as a group.

     Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that stockholder. The number of shares of Common Stock beneficially owned by each is determined under rules issued by the Securities and Exchange Commission (the “SEC”). The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of May 4, 2006, through the exercise of any stock option or other right. The number of shares of our Common Stock issued and outstanding as of May 4, 2006 was 19,966,134.

Beneficial Ownership Table

	Number of Shares	Percentage of
	Beneficially	Outstanding Shares
Name and Address of Beneficial Owner	Owned (a)	Beneficially Owned

5% Stockholders
HMC Atlas Air, L.L.C. (b)
555 Madison Avenue, 16th Floor
New York, NY 10022	5,214,286	26.12%

JGD Management Corp. (c)
c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, NY 10153	2,141,600	10.73%

Directors and Executive Officers
Eugene I. Davis	20,000	*
Robert F. Agnew	17,511	*
Keith E. Butler	19,725	*
Duncan H. Cocroft	17,512	*
Jeffrey H. Erickson	212,424	*
James S. Gilmore	20,000	*
Ronald L. Kerber	15,000	*
Frederick McCorkle	17,511	*
John W. Dietrich	56,493	*
Ronald A. Lane	44,347	*
Michael L. Barna	28,310	*
William C. Bradley	29,103	*
Directors and executive officers as a group (15 persons)	551,957	2.70%

*	Represents less than 1% of the outstanding shares of Common Stock.

(a)	Includes shares subject to vested options exercisable as of May 4, 2006 or within 60 days thereafter as follows:

Jeffrey H. Erickson	59,566
John W. Dietrich	21,466
Ronald A. Lane	9,466
Michael L. Barna	10,000
William C. Bradley	10,799
(Executive Officers other than Named Executive
Officers)	15,316

(b)	This information is based on a Form 4 dated May 2, 2006 and filed with the SEC on May 4, 2006 and a Schedule 13D/A dated March 10, 2006 and filed with the SEC on March 15, 2006 for HMC Atlas Air, L.L.C., along with Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Philip Falcone, Raymond J. Harbert, and Michael D. Luce. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(c)	This information is based on a Schedule 13G/A dated December 31, 2005 and filed with the SEC on February 14, 2006. The total number and percentage of outstanding shares owned provided above includes shares owned by York Capital Management, L.P., York Investment Limited, York Select, L.P., York Credit Opportunities Fund, L.P., York Select Unit Trust and York Global Value Partners, L.P., all of which share the same address as JGD Management Corp. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

Certain Relationships and Related Party Transactions

     Our Board includes James S. Gilmore III, an outside Director of AAWW, who is a partner at the law firm of Kelley Drye & Warren LLP, outside counsel to us, and Robert F. Agnew, also an outside Director of AAWW, who is an executive officer of Morten Beyer & Agnew, a consulting firm with which we transacted business in 2005. We paid legal fees to the firm of Kelley Drye & Warren LLP of $4.5 million for the year ended December 31, 2005, and fees and expenses to Morten Beyer & Agnew of $0.2 million for the year ended December 31, 2005. At December 31, 2005, we had a payable balance to Kelley Drye & Warren LLP of $0.2 million, which was included in accrued liabilities on our consolidated balance sheets. Neither Mr. Gilmore nor Mr. Agnew served on our Audit and Governance Committee (now known as the Audit Committee) during 2005.

     We dry leased three owned aircraft as of December 31, 2005 to a company in which we own a minority investment. The investment is accounted for under the equity method. The leases have terms that mature at various dates through July 2007 and contain options for renewal by the lessee. The leases provide for payment of rent and a provision for maintenance costs associated with the aircraft. Total rental income for these aircraft was $44.8 million for the year ended December 31, 2005. Sublease income for the leased aircraft included as a reduction to lease expense was $0.3 million for the year ended December 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our executive officers, as well as our directors and persons who own more than ten percent (10%) of a registered class of AAWW’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the copies of such forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year.

PROPOSAL 1

ELECTION OF DIRECTORS

     Our By-laws provide for no fewer than one and no more than eleven directors, with the exact number to be fixed by our Board of Directors. Our Board currently consists of eight members, as Mr. Herbert J. Lanese resigned from our Board and Audit Committee effective as of April 25, 2006. The current term of all of our Directors expires at the Annual Meeting. Mr. Ronald L. Kerber and Mr. Duncan H. Cocroft were not nominated by the Board to stand for re-election. Mr. William J. Flynn, who will join us as President and Chief Executive Officer on June 22, 2006, is being nominated for election as a member of our Board in this Proxy Statement. Mr. Timothy J. Bernlohr, recommended for nomination by our Nominating and Governance Committee and nominated by our Board for election at the Annual Meeting, was initially recommended to the Nominating and Governance Committee by one of our stockholders. Ms. Carol B. Hallett, recommended for nomination by our Nominating and Governance Committee and nominated by our Board for election at the Annual Meeting, was initially recommended by a current member of our Board who is an outside Director.

     Our other six Directors have been recommended for nomination by our Nominating and Governance Committee and nominated by our Board for election at the Annual Meeting. Each nominee has consented to be named as a nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable. At the Annual Meeting, Directors will be elected to hold office until the 2007 Annual Meeting or until their successors are elected and qualified, as provided under our By-laws.

     The following list sets forth the names and positions of our incumbent Directors up for election and our Director nominees. Additional biographical information concerning these individuals is provided as of May 25, 2006 in the text following the list.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Eugene I. Davis Robert F. Agnew Timothy J. Bernlohr Keith E. Butler Jeffrey H. Erickson William J. Flynn James S. Gilmore III Carol B. Hallett Frederick McCorkle

Nominees for Director

     Eugene I. Davis, age 50, has been the Chairman of our Board of Directors and a member of our Audit Committee and our Compensation Committee since July 28, 2004 and of our Nominating and Governance Committee since its establishment on March 23, 2006. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law. He is also a director of Metals USA, Inc., Metrocall, Elder-Beerman Stores, Inc., Eagle Geophysical Inc., and Tipperary Corporation.

     Robert F. Agnew, age 55, has been a member of our Board since July 28, 2004 and a member of our Nominating and Governance Committee since its establishment on March 23, 2006. Mr. Agnew has been President and Chief Operating Officer of Morten Beyer & Agnew, an international aviation consulting firm experienced in the financial modeling and technical due diligence of airlines and aircraft funding. Mr. Agnew has over 30 years experience in aviation and marketing consulting and has been a leading provider of aircraft valuations to banks, airlines and other financial institutions worldwide. Previously, he served as Senior Vice President of Marketing and Sales at World Airways. Mr. Agnew began his commercial aviation career at Northwest Airlines, where he concentrated on government and contract sales, schedule planning and corporate operations research. Earlier, he served in the U.S. Air Force as an officer and instructor navigator with the Strategic Air Command. Mr. Agnew is a graduate of Roanoke College and holds a master’s degree in business administration from the University of North Dakota. In addition, Mr. Agnew serves on the board of The National Defense Transportation Association and chairs the Military Airlift Committee for the Commander of the USAF Air Mobility Command.

     Timothy J. Bernlohr, age 47, has been nominated for election by our Board. Mr. Bernlohr is the managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in distressed or crisis situations, plan administration, and interim executive management. Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr is the former President and CEO of RBX Industries, Inc. and is a nationally recognized leader in the design, manufacture, and marketing of closed cell rubber and plastic materials to the automotive, construction, and industrial markets. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions including Division Sales and Marketing Manager, North American Operations for Armstrong’s closed cell foam rubber and foam plastic business now known as Armacell International, Gmbh. Mr. Bernlohr is a director of General Chemical Industrial Products of East Hanover NJ (Mining), Cadence Innovation of Sterling Heights MI, (Automotive), WCI Steel of Warren OH (Steel), and General Insulation Company Inc. of Boston MA (Building Materials). Mr. Bernlohr is a graduate of Penn State University.

     Keith E. Butler, age 52, has been a member of our Board and the Chairman of our Compensation Committee since July 28, 2004 and a member of our Nominating and Governance Committee since its establishment on March 23, 2006. Mr. Butler is the sole owner of BCS Placements, LLC, a broker dealer registered with the National Association of Securities Dealers, Inc. Mr. Butler joined Paine Webber in 1997 which later merged with UBS Warburg, a global securities and investment banking firm. He is currently a financial advisor and was an investment banker with UBS Warburg until 2003. Mr. Butler’s focus was on the transportation sector (air, shipping and rail), including the financing of freighter aircraft. Before Paine Webber merged with UBS, Mr. Butler was a Managing Director at Paine Webber, where he launched and built the first structured finance product group for transportation assets and at Alex Brown, where he initiated the transportation debt practice. Mr. Butler graduated from Harvard College and received a master’s degree in business administration from Harvard Business School.

     Jeffrey H. Erickson, age 61, has been our President and a member of our Board of Directors since March 2003. He has also served as our Chief Executive Officer since January 2004. In 2002, Mr. Erickson joined Atlas as President and Chief Operating Officer. He was subsequently named President and Chief Executive Officer of AAWW, Atlas and Polar. From 1994 to 1997, Mr. Erickson was President and Chief Executive Officer of Trans World Airlines following its emergence from bankruptcy. From 1990 to 1994, Mr. Erickson was President and Chief Executive Officer at Reno Air. Mr. Erickson also previously served as President and Chief Operating Officer of Midway Airlines, following operations experience with Aloha Airlines and Continental Airlines and engineering experience at Pan American World Airways. Mr. Erickson received his bachelor’s degree in Aeronautical Engineering from Rensselaer Polytechnic Institute and a master’s degree in Transportation Planning and Engineering from Polytechnic University.

     William J. Flynn, age 52, is to become our President and Chief Executive Officer on June 22, 2006 and has been nominated for election to our Board. Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation since 2002. Mr. Flynn was initially recruited in 2002 to lead that company’s turnaround to profitability and was asked to remain as President and Chief Executive Officer when PWC Logistics acquired GeoLogistics Corporation in 2005. Mr. Flynn also joined the Executive Management Committee of PWC Logistics in 2005. Prior to his tenure at GeoLogistics Corporation, from 2000 until 2002, Mr. Flynn served as Senior Vice President to the Merchandise Service Group of CSX Transportation, Inc., the operating unit serving the traditional rail shippers of CSX Transportation, Inc, one of the largest Class 1 railroads operating in the United States.

     James S. Gilmore III, age 55, has been a member of our Board since July 28, 2004 and a member of our Nominating and Governance Committee since its establishment on March 23, 2006. Mr. Gilmore has been a partner in the law firm of Kelley Drye & Warren LLP since 2002 and was Governor of the Commonwealth of Virginia from 1998 to 2002. He is currently the Chair of his firm’s Homeland Security Practice Group, and his practice also focuses on corporate, technology, information technology and international matters. In 2003, President George W. Bush appointed former Governor Gilmore to the Air Force Academy Board of Visitors and he was elected Chairman of the Air Force Board in the fall of 2003. He served as the Chairman of the Republican National Committee from 2001 to 2002. Mr. Gilmore also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state and local government capabilities to respond to the consequences of a terrorist attack. Also known as the “Gilmore Commission,” this panel was influential in developing the Office of Homeland Security. Mr. Gilmore is a graduate of the University of Virginia and the University of Virginia School of Law. He is also a director of IDT Corporation, Barr Laboratories and Windmill International.

     Carol B. Hallett, age 68, has been nominated for election to our Board. Ms. Hallett has been of counsel at the U.S. Chamber of Commerce since 2003. She has also been a member of the board of directors of Mutual of Omaha Insurance Company since 1998, Rolls Royce-North America since 2003 and Wackenhut Services Inc., since 2006. From 2003 to 2004, Ms. Hallett was chair of Homeland Security at Carmen Group, Inc. where she helped to develop the homeland security practice for the firm. Additionally, from 1993 to 2003, she was a director of Fleming Companies, Inc., and from 1993 to 2002, she was a director of Litton Industries. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), Washington, D.C., the nation’s oldest and largest airline trade association. Prior to joining the ATA, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995.

     Frederick McCorkle, age 61, has been a member of our Board and Compensation Committee since July 28, 2004 and the Chairman of our Nominating and Governance Committee since its establishment on March 23, 2006. General McCorkle retired from the United States Marine Corps in October 2001 after serving since 1967. He last served as Deputy Commandant for Aviation, Headquarters, Marine Corps, Washington, D.C. General McCorkle is currently a Senior Advisor and a member of the board of directors of GKN Aerospace Services. He is also a member of the board of directors of Lord Corporation and Rolls-Royce North America. In addition to his board memberships, General McCorkle serves as a Senior Strategic Advisor for Optical Air Data Systems and the Purdy Corporation. General McCorkle is a graduate of East Tennessee State University and holds a master’s degree in Administration from Pepperdine University.

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

     Our Board held ten in person meetings in 2005. It also held 14 telephonic meetings in 2005, including meetings held principally to discuss monthly financial results. Each Director attended at least 75% of the meetings of the Board and committees of the Board on which such Director serves. Pursuant to Board policy, Directors are expected to attend Board and committee meetings, as well as our annual meeting of stockholders. All of the Directors who were serving at the time of our 2005 annual meeting of stockholders attended the 2005 annual meeting. All of our Board members nominated for re-election are currently expected to attend the Annual Meeting.

     In addition to Board and committee meetings, our outside Directors met in executive sessions without management present at various times in 2005. These meetings were chaired by Eugene I. Davis, Chairman of the

Board, Duncan H. Cocroft, Chairman of the Audit Committee (formerly known as the Audit and Governance Committee), or Keith E. Butler, Chairman of the Compensation Committee, as applicable.

Compensation of Outside Directors

     As of the date of this Proxy Statement, each of our outside Directors is paid $50,000 in cash compensation annually, which is payable quarterly in advance, and also receives the following additional cash compensation and has received the following stock compensation, as applicable:

Committee Membership

  Each member of the Audit Committee, $15,000 annually;
  Each member of the Compensation Committee, $5,000 annually; and
  Each member of the Nominating and Governance Committee, $5,000 annually.

Chairman Position

  Chairman of the Board, $75,000 annually; and
  Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.

Meeting Fees

  For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman; and
  For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman.

Grants of Restricted Common Stock

     At and effective as of August 24, 2004, each of our outside Directors at such time received a grant of 5,000 shares of Common Stock, which shares vest in equal increments over three years. At and effective as of November 4, 2004, each of our outside Directors at such time received a grant of 15,000 shares of Common Stock, which shares vest in equal increments over three years. Mr. Kerber, who became a member of our Board on December 21, 2004, received a grant, at and effective March 17, 2005, of 15,000 shares of Common Stock, which shares vest in equal increments over three years. Pursuant to the related restricted share agreements and our 2004 Long Term Incentive and Share Award Plan (the “2004 LTIP”), any shares not yet vested are forfeited upon a termination of a director’s service as a member of the Board, subject to certain limitations and exceptions. Each of our outside Directors has all of the rights of a stockholder with respect to the Common Stock described above prior to forfeiture, if any, of such shares, including the right to vote such shares and, to the extent declared, the right to receive dividends on such shares.

Board Committees

     Our Board maintains three standing committees, an Audit Committee, Compensation Committee and Nominating and Governance Committee. Prior to March 23, 2006, the Board had maintained an Audit and Governance Committee, Compensation Committee and Nominating Committee. On March 23, 2006, the Board revamped its committee structure by creating a Nominating and Governance Committee to replace the Nominating Committee and by renaming our Audit and Governance Committee the Audit Committee. The main corporate governance functions previously performed by the Audit and Governance Committee have been assumed by the newly-formed Nominating and Governance Committee.

Audit Committee Report

     The Audit Committee of the Board of Directors consists of three outside Directors, Mr. Cocroft (Chairman), and Messrs. Davis and Kerber, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and the NASDAQ Stock Market, Inc. (“NASDAQ”) (see also “Director Independence” below). The Board has determined that Mr. Cocroft, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee’s primary function, as set forth in its written charter, is to assist the Board in overseeing:

  the integrity of our financial reports and other financial information provided to the public;
  our system of controls;
  our legal, regulatory and ethical compliance; and
  the auditing process.

     The Audit Committee is also responsible for appointing and approving in advance all audit and permitted non-audit services and monitoring our Code of Ethics (see also “Code of Ethics” below) and our related party transctions. The Audit Committee held eight in person meetings and seven telephonic meetings in 2005.

     During 2005, the Audit and Governance Committee was also responsible for overseeing our Corporate Governance Principles and performing or overseeing an annual review of the Chief Executive Officer, the Board and its committees. As of March 23, 2006, such responsibilities have become assumed by our Nominating and Governance Committee. The revised Audit Committee charter, removing such corporate governance functions previously performed by the Audit and Governance Committee, is available on our website at http://www.atlasair.com and is also attached as Appendix A to this Proxy Statement.

     Management is responsible for our financial statements and financial reporting process, including our systems of internal controls. Our independent registered public accounting firm, Ernst &Young LLP (“E&Y”), is responsible for performing an independent audit of AAWW’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit. In the 2005 period, the Audit Committee held meetings with E&Y in private without members of management present.

     In this context, the Audit Committee (1) reviewed and discussed AAWW’s audited consolidated financial statements with management and E&Y; (2) discussed with E&Y the matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications); and (3) received the written disclosures and the letter from E&Y regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). The Audit Committee has also discussed with E&Y the firm’s independence from AAWW and its management.

     Based upon such reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that AAWW’s audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC. The Audit Committee also selected E&Y as the independent registered public accounting firm for fiscal year ending December 31, 2006. It is expected that representatives of E&Y will be present at the Annual Meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if they desire to do so.

THE AUDIT COMMITTEE

Duncan H. Cocroft, Chairman
Eugene I. Davis
Ronald L. Kerber

Fees to Independent Registered Public Accounting Firm

     Our independent public accounting firm for the calendar years ended December 31, 2005 and 2004 was E&Y. Services provided to us by E&Y for each of the fiscal years are described below (dollars in thousands).

	2005	2004

Audit Fees	$4,246	$5,244
Audit-Related Fees	597	—
Tax Fees	—	2
All other Fees	—	—

Total	$4,843	$5,246

     Audit-Related Fees in 2005 relate to E&Y’s initial review and evaluation of our internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-Approval Policies and Procedures

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and other services. The Audit Committee may delegate pre-approval authority to its Chairman, who then reports any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee will meet with management and the independent auditor to review and approve the proposed overall plan and scope of the audit for the current year.

Compensation Committee

    Committee Responsibility

     The Compensation Committee of the Board of Directors consists of four outside Directors, Mr. Butler (Chairman) and Messrs. Davis, Kerber and McCorkle, each of whom is an independent director within the meaning of applicable NASDAQ rules.

     The Compensation Committee is responsible for reviewing, evaluating and establishing compensation policies for our officers. Each year, the Compensation Committee reviews and approves the total compensation of the Chief Executive Officer and certain other executive officers. The Compensation Committee also monitors the general compensation practices for all of our employees. The Compensation Committee held seven in person meetings and six telephonic meetings in 2005. The current Compensation Committee charter, which was amended in February 2006, is available on our website at http://www.atlasair.com and is also attached as Appendix B to this Proxy Statement.

Report of the Compensation Committee

    Compensation Philosophy

     The Compensation Committee believes in a philosophy of performance-based compensation, placing a larger proportion of executive officers’ compensation “at-risk” as responsibilities and position increase. The fundamental objectives of AAWW’s executive compensation policies are to:

  Enhance stockholder value;
  Provide a performance-oriented environment that motivates executive officers to achieve collectively a high level of earnings in the business environment in which we operate;
  Reward strong individual performance by also linking incentive-based compensation to the performance of each executive officer’s annual individual objectives;
  Emphasize performance-based programs versus guaranteed perquisites and fringe benefits; and
  Enhance AAWW’s ability to attract and retain top quality management.

        AAWW approaches this objective through three key components:

  Base salary;
  Performance-based annual incentive compensation, which may be paid in cash, or a combination of cash and shares of stock; and
  Periodic grants of long-term equity-based compensation, such as stock options and/or restricted stock.

     In making compensation decisions with respect to each of these components, the Compensation Committee takes measure of the competitive market for executives by looking at compensation levels provided by comparable companies. Our targeted peer group companies include a list of 16 comparables, of which 56% are involved in transportation or logistics, an additional 25% of which are airlines, and the remaining 19% provide outsourced transportation services.

     In fulfilling its responsibilities, the Compensation Committee has the authority to conduct any and all investigations it deems necessary or appropriate, to retain counsel and other consultants, to contact directly the human resources department and other employees and advisors and require them to provide any and all information and advice it deems necessary or appropriate.

     The Compensation Committee has retained an independent compensation consultant to assist it in the development and evaluation of compensation policies and determinations of compensation awards. Additionally, the Compensation Committee regularly meets with outside advisors in executive session without management present.

     AAWW’s policies with respect to each of the three key components identified above, as well as other elements of compensation, are outlined below, followed by a discussion of the specific factors considered in determining key elements of fiscal year 2005 executive compensation. The “Summary Compensation Table” in this Proxy Statement details the salaries and other compensation and long-term compensation awards paid to the Named Executive Officers for 2005.

     Compensation Elements

1.   Base Salary

     Philosophy

     Base salary is designed to compensate executives for their responsibility, experience, sustained performance and contribution to AAWW’s performance. Minimum base salaries for the executive officers named in the “Summary Compensation Table” below are set by written agreements with those officers. The amounts of any increases over these agreed-upon minimums are determined by the Compensation Committee based on a number of factors, including:

  Nature and responsibilities of the position and, to the extent available, salary norms for persons in compa- rable positions at comparable companies;
  Expertise of the individual;
  Market competitiveness for the executive’s position; and
  Recommendations of the Chief Executive Officer (except in the case of his own compensation).

     2005 Actions

     In 2005, base salaries were adjusted as consideration for the elimination of car allowances, or as otherwise required by employment agreements. As a result, Mr. Erickson’s base salary was increased by $14,400, Mr. Lane’s by $12,500, Mr. Dietrich’s by $12,000 and Mr. Bradley’s by $12,000.

2.   Annual Incentives

     Philosophy

     In support of the Compensation Committee’s belief that a significant portion of an executive’s compensation should be performance based, and in large measure relate to the overall performance of AAWW, the

Compensation Committee applies a five-step process administering AAWW’s annual incentive plan. The first three steps generally occur during the first quarter of the year, and the last two at the conclusion of the year.

     First, the Compensation Committee sets annual Company financial performance goals for purposes of the annual incentive plan, based in part on Company financial goals established by the Board. A performance threshold must be achieved for any annual incentive to be payable. The goal is established at a level determined by the Compensation Committee considering many factors, including the business climate and the Compensation Committee’s assessment of AAWW’s business plan.

     Second, the Compensation Committee calibrates bonus levels above the threshold, taking into account various factors, including management’s assessment of the probability of achieving higher levels of financial performance within the fiscal year.

     Third, the Compensation Committee sets individual performance goals. Failure to achieve any of these goals allows the Compensation Committee, in its discretion, to reduce the incentive amount determined by AAWW performance and the executive’s target opportunity.

     Fourth, upon completion of year end results, the Compensation Committee reviews AAWW’s actual financial performance against the established goals.

     Finally, the Compensation Committee reviews each Named Executive Officer’s performance against the goals established for that executive. The Compensation Committee retains the discretion to award bonuses outside the annual incentive plan process where outstanding performance justifies such awards, recognizing that such awards will not satisfy the exclusion from the Code Section 162(m) limitation, discussed under “Million Dollar Cap on Deductibility,” below.

     2005 Actions

     At the beginning of 2005, AAWW adopted Annual Incentive Plans (collectively, the “Annual Incentive Plan”) for its officers. The 2005 Annual Incentive Plan for Senior Executives, which covers officers at the Senior Vice President level and above (the “2005 Annual Incentive Plan”), was subsequently approved by AAWW’s stockholders.

     During the first quarter of 2005, the Compensation Committee established a corporate financial performance goal based on pre-tax profits, which had to be met or exceeded before any payment of the 2005 annual incentive could be made. The Compensation Committee also established individual objectives for each of the officers, failure to meet any of which had the potential to reduce the award otherwise payable as a result of satisfying the corporate financial goal.

     Our pre-tax profits exceeded even the maximum incentive under the Annual Incentive Plan, thus allowing the payment of the 2005 annual incentive to be made without being subject to the limitations of Code Section 162(m). Upon review of the individual performance measures established for each Named Executive Officer, the Compensation Committee determined that the overall performance of each such Named Executive Officer, and the outstanding Company performance, supported awarding each of the officers the maximum bonus generated by the achievement of the corporate financial target.

     The Compensation Committee did not award any discretionary bonuses outside the Annual Incentive Plan to any Named Executive Officers.

3.   Long-term Incentives

     Philosophy

     The Compensation Committee believes that a significant portion of an executive’s total compensation should be equity based, as this provides the best linkage between the executive’s compensation and the return to stockholders. In furtherance of this philosophy, the Board adopted Stock Ownership Guidelines (the “Guidelines”) for all officer level executives, including the Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. The Guidelines encourage executives to accumulate and retain over a three-to-five year period a percentage of the shares they have been awarded. The recommended amount of retained shares increases under the Guidelines with the level of the executive’s position. For example, the Chief Executive Officer is expected to own shares with a value equal to the lesser of four times his annual base salary or 50,000 shares.

     2005 Actions

     Since the Company’s emergence from bankruptcy in 2004, grants of equity have been determined in large measure by the Plan of Reorganization. Pursuant to the Plan of Reorganization, 10% of AAWW’s 22,772,559 shares to be issued pursuant to the Plan of Reorganization (the “10% Management Share Pool”) were to be allocated to management under a long-term management incentive plan. The Plan of Reorganization provided that one-half of the 10% Management Share Pool be allocated to approximately 66 key management employees, and that one-half of this particular allocation be in the form of stock options and the other one-half in the form of restricted stock. This grant was made as of August 11, 2004, and totaled approximately 1.0 million shares.

     The Plan of Reorganization further required 30% of the 10% Management Share Pool be awarded within six months of the Company’s emergence from bankruptcy. For the purpose of this allocation, the eligible pool of employees was expanded by the Compensation Committee to approximately 115 employees. This grant was briefly delayed, but was made as of March 22, 2005, with an appropriate adjustment to the vesting provisions to neutralize the impact of the delayed grant. The grant consisted of approximately 0.4 million shares, almost exclusively in the form of stock options. In addition, a portion of this pool was utilized for the approximately 0.2 million shares of restricted stock granted to members of the Board as authorized under the 10% Management Share Pool, which are reflected in the “Beneficial Ownership Table” above. No further equity grants were made to executive officers during 2005, other than Mr. Barna, who joined us in April 2005, and such grant is reflected in the “Summary Compensation Table” below. Having allocated shares as compensation for management and members of the Board as described above, there remains approximately three percent to be allocated in future years.

4.   Executive Benefits

     Philosophy

     The Compensation Committee believes that other than standard benefits, such as health insurance, uniform severance benefits commensurate with position, medical insurance, annual physical and 401(k) plan participation, perquisites should be limited to unusual circumstances.

     2005 Actions

     Upon the Company’s emergence from bankruptcy, there were a number of employment agreements in place for executives, including and going beyond the ranks of the named executives. All the contracts had been approved by the Bankruptcy Court. Each provided certain non-cash perquisites in addition to cash compensation and fixed bonus targets that were not tied to specific Company performance. In 2005, the Compensation Committee, with each executive’s consent, eliminated most of the employment agreements and revised others, reducing all but Mr. Erickson’s severance commitment and discontinuing policies that allowed certain of the perquisites, including certain travel subsidies, mortgage subsidies and automobile allowances.

   2005 Chief Executive Officer Compensation

     Mr. Erickson’s total compensation is comprised of the same elements as other executive officers. In accordance with his employment agreement, dated March 8, 2004, Mr. Erickson’s annual base salary for the first quarter of 2005 was $510,000. Effective April 1, 2005, it was increased to $524,400, in consideration of the elimination of an automobile allowance. Mr. Erickson also received a one-time cash payment of $20,000 in consideration of the elimination of a tax gross-up he was previously provided in connection with his automobile allowance. Based on strong Company pre-tax performance, Mr. Erickson earned the maximum incentive amount under the 2005 Annual Incentive Plan, $524,000.

     As part of the equity grant mandated by the Bankruptcy Court, Mr. Erickson received 52,000 stock options in 2005, to vest in equal installments over three years.

     Other compensation paid to Mr. Erickson in 2005 consisted of AAWW’s matching contributions under AAWW’s 401(k) plan available to all employees.

     On January 29, 2006, AAWW and Mr. Erickson entered into a Retirement and General Release Agreement (the “Retirement Agreement”), establishing Mr. Erickson’s retirement effective no later than six months from January 29, 2005 (the “Retirement Date”). In recognition of his contribution and leadership through bankruptcy, emergence from bankruptcy, and our most successful year, Mr. Erickson will receive retirement payments based on his base annual salary for a period of 18 months, commencing six months after the Retirement Date, and a lump sum payment of $524,400 payable on the Retirement Date. Additionally, AAWW will provide Mr. Erickson with his continued medical, dental and vision coverage during the 24 month period following the Retirement Date, provided that such benefits will not be continued if Mr. Erickson obtains comparable coverage in connection with subsequent employment. Mr. Erickson was to be reimbursed for his attorney’s fees, up to a maximum of $30,000, incurred in connection with his retirement and negotiation of the Retirement Agreement, among other things.

     Mr. Erickson may also be eligible to receive a success fee with respect to certain corporate transactions which may be initiated during his tenure as Chief Executive Officer and which are consummated within one year of the Retirement Date; provided, however, that no more than two transactions may qualify for such payment, and those transactions shall be as agreed upon in advance between Mr. Erickson and our Board.

     On the Retirement Date, 58,733 restricted shares of Common Stock granted to Mr. Erickson, which have not previously vested and are scheduled to vest on July 27, 2006, will be immediately vested. Further, on such date, 42,233 options (at an exercise price of $16.70) which have not previously vested and would otherwise not vest until July 27, 2006 will be immediately vested. Additionally, 17,333 options (at an exercise price of $27.50) which have not previously vested and would otherwise not vest until January 23, 2007 will be immediately vested. These options and all previously vested options may be exercised up to the later of 90 days after the Retirement Date and December 31, 2006. Also, Mr. Erickson will be entitled to receive a bonus for 2006 equal to 50% of his base salary, without regard to whether he remains employed through the payment date, which shall be payable on the same date that bonuses for other executives are paid under the 2006 Annual Incentive Plan, but in any event not later than March 14, 2007.

   Million Dollar Cap on Deductibility

     Section 162(m) of the Code limits the U.S. federal income tax deductibility of certain annual compensation payments in excess of $1 million to a company’s chief executive officer or to any of its four other most highly compensated executive officers. Compensation which can be characterized as “performance based” can generally be excluded from this cap. It is the objective of the Compensation Committee to administer compensation plans in compliance with the provisions of Section 162(m) where feasible (including the 2006 Annual Incentive Plan) and where consistent with our compensation philosophy as stated above, in order to maximize AAWW’s ability to deduct compensation paid to its executive officers. Because the restricted stock granted on emergence from bankruptcy, part of which vested during 2005, cannot be considered performance based and therefore will be subject to the $1 million deductibility cap, the application of the cap will limit the deductibility of a portion of the compensation paid to certain executive officers in 2005. Notwithstanding the above, the Compensation Committee retains the discretion to award bonuses for outstanding performance which do not satisfy the technical requirements to be considered “performance based” and would not therefore be excluded from the $1 million deductibility cap.

THE COMPENSATION COMMITTEE

Keith E. Butler, Chairman
Eugene I. Davis
Ronald L. Kerber
Frederick McCorkle

Compensation Committee Interlocks and Insider Participation

     No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more our executive officers serving as members of our Board or our Compensation Committee.

Nominating and Governance Committee

   General

     The Nominating and Governance Committee was formed on March 23, 2006 and replaced our Nominating Committee, which had been established on September 19, 2005. Our Nominating and Governance Committee consists of Mr. McCorkle (Chairman) and Messrs. Agnew, Butler, Davis and Gilmore, each of whom is an independent director within the meaning of applicable NASDAQ rules. The principal functions of the Nominating and Governance Committee are to:

  identify and approve individuals qualified to serve as members of our Board;
  select director nominees for the next annual meeting of stockholders;
  review at least annually the independence of our Board members;
  oversee our Corporate Governance Principles; and
  perform or oversee an annual review of the Chief Executive Officer, the Board and its committees.

     The predecessor Nominating Committee, which was established following the annual meeting of stockholders in 2005, did not meet in 2005. The Nominating and Governance Committee has held three in person meetings and three telephonic meetings from its inception to the date of this Proxy Statement.

   Director Qualifications

     Our Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on our needs from time to time. Pursuant to the skills and characteristics as described in the Nominating and Governance Committee charter, members of the Board should possess core competencies in accounting, finance and disclosure, business judgment, management, crisis response, industry knowledge, international markets, leadership and strategy and vision. The Nominating and Governance Committee will also consider, in addition to whether such individuals have the aforementioned skills and characteristics, whether such individuals are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. While our Common Stock currently trades on the Pink Sheets, we are following the NASDAQ independence rules as best practices. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to AAWW’s stockholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to directors and other legal requirements. The Nominating and Governance Committee identifies new director candidates from a variety of sources.

   Evaluation of Stockholder Nominees

     Our Nominating and Governance Committee will consider stockholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the procedures required under our By-laws and as described in this Proxy Statement under “Advance Notice Procedures” below. The Nominating and Governance Committee has also recently adopted a policy on security holder recommendations of director nominees (the “Stockholder Nominating Policy”), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Stockholder Nominating Policy provides that a stockholder recommendation notice must include the stockholder’s name, address and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to: Attention: Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. A copy of our current Stockholder Nominating Policy is available on our website at http://www.atlasair.com. In evaluating such nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” One of the individuals nominated by our Board for election at the Annual Meeting, Timothy J. Bernlohr, was recommended by one of our stockholders.

   Corporate Governance Principles

     We have adopted Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management. An informed, independent and involved Board is essential for ensuring our integrity, transparency and long-term strength, and maximizing stockholder value. The Corporate Governance Principles address such topics as codes of conduct, director nominations and qualifications, Board committees, director compensation, conflicts and waivers of compliance, powers and responsibilities of the Board, Board independence, serving on other boards and committees, meetings, director access to officers and employees, stockholder communications with the Board, annual Board evaluations, financial statements and disclosure matters, delegation of power and oversight and independent advisors. A copy of our Corporate Governance Principles is available on our website at http://www.atlasair.com.

Code of Ethics Applicable to the Chief Executive Officer, Senior Financial Officers and Members of the Board of Directors

     We have a long standing commitment to conduct our business in accordance with the highest ethical principles. We have adopted a code of conduct that applies to all of our employees (discussed below), along with a Code of Ethics applicable to our Chief Executive Officer, Senior Financial Officers, and members of the Board of Directors (the “Code of Ethics”). The Code of Ethics is monitored by our Audit Committee, and includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. The Code of Ethics was filed as Exhibit 14.1 to AAWW’s Current Report on Form 8-K dated June 23, 2005. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to Atlas Air Worldwide Holdings, Inc., Attn: Secretary, 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available on our website at http://www.atlasair.com.

Code of Conduct and Employee Handbook

     We have adopted a Code of Conduct and Employee Handbook, which includes a code of conduct for conducting business that sets forth the policies and business practices that apply to all of our employees and Directors. The Code of Conduct and Employee Handbook addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination and the protection of intellectual property and proprietary information, among other things.

Director Independence

     Our Nominating and Governance Committee charter contains categorical standards adopted by the Nominating and Governance Committee to determine director independence within the meaning of the Marketplace Rules of NASDAQ. A copy of our Nominating and Governance Committee charter is available on our website at http://www.atlasair.com.

     Pursuant to the Nominating and Governance Committee charter, our Nominating and Governance Committee undertook its annual review of Director independence in May 2006. During this review, the

Nominating and Governance Committee considered such categorical standards, including whether there were any transactions or relationships between each Director (and our Director nominees) or any member of his or her immediate family and the Company, among other things. The Nominating and Governance Committee, as further required by NASDAQ rules, which we have elected to follow, made a subjective determination as to each outside Director, as well as our three Director nominees, that no relationship exists which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a Director. As part such determination, the Nominating and Governance Committee, among other things, examined whether there were any transactions or relationships between an organization of which a Director or Director nominee is a partner, stockholder or officer and the Company. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

     As a result of this review, the Nominating and Governance Committee affirmatively determined that the following Directors nominated for election at the Annual Meeting are independent directors: Messrs. Agnew,

Bernlohr, Butler, Davis, Gilmore and McCorkle and Ms. Hallett. Mr. Erickson is not an independent Director because he is employed by us. Mr. Flynn will not be an independent Director because he will be employed by us.

Executive Sessions

     The outside members of the Board, as well as its respective committees, meet in executive session (with no management directors or management present) on a regular basis and upon the request of one or more outside directors, and at least two times a year. The sessions are generally scheduled and chaired by the Chairman of the Board or by the respective committee chairman, as applicable. The executive sessions include whatever topics the outside directors deem appropriate.

Communications with the Board

     Stockholders and other interested parties who wish to communicate with the Board may do so by writing to our Chairman, c/o Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. All communications received by Board members from third parties that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board. All communications received by Board members from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the Chairman of the appropriate committee, as well as to the Chairman of the Board. All communications received by Board members from third parties that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are forwarded to AAWW’s General Counsel.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the compensation earned by (i) our Chief Executive Officer and (ii) each of our other Named Executive Officers for the three fiscal years ended December 31, 2005, 2004 and 2003, respectively.

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payouts
Name and
Principal				Other Annual	Restricted	Securities	LTIP	All Other
Positions at				Compensation	Stock	Underlying	Payouts	Compensation
December 31, 2005	Year	Salary	Bonus (1)	(2) (3)	Awards (4)	Options (5)	(6)	(7)

Jeffrey H. Erickson President and Chief Executive Officer*	2005	$520,800	$524,400	$—	$—	52,000	$600,923	$20,000
	2004	506,727	—	147,486	2,937,254	126,700	—	255,000
	2003	454,886	—	147,047	—	—	—	235,000

Ronald A. Lane**	2005	$347,044	$350,720	$—	$—	—	$112,200	$9,679
	2004	331,809	—	—	660,132	28,400	—	164,610
	2003	303,125	215,000	—	—	—	—	231,000

John W. Dietrich***	2005	$289,000	$292,000	$—	$—	36,000	$112,200	$145,000
	2004	268,393	—	27,926	660,132	28,400	—	146,500
	2003	223,025	—	129,523	—	—	—	126,000

Michael L. Barna****	2005	$218,269	$300,000	$—	$535,000	40,000	$—	$3,000
	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—

William C. Bradley*****	2005	$249,000	$173,250	$—	$—	17,000	$75,681	$174,750
	2004	236,433	—	—	393,412	15,400	—	112,685
	2003	227,500	—	—	—	—	—	92,250

*	Mr. Erickson has been President since March 2003 and Chief Executive Officer since January 2004. As previously reported, Mr. Erickson is expected to retire as President and Chief Executive Officer later in 2006.

**	In 2003, Mr. Lane was Chief Marketing Officer for Polar. In April 2003, he was named Senior Vice President and Chief Marketing Officer of AAWW.

***	In 2003, Mr. Dietrich became Vice President of Legal and General Counsel. In February 2004, he became Senior Vice President, General Counsel and Chief Human Resources Officer and was elected Secretary in September 2005.

****	Mr. Barna was elected Senior Vice President and CFO in April 2005, after having been a Partner, Managing Director and a member of the Executive Committee of Trafin Corporation from August 2004. Prior thereto, he was employed in an executive capacity by GE Capital Corporation for 15 years.

*****	Mr. Bradley has been Vice President and Treasurer since 2002.

(1)	All 2005 bonuses were paid in 2006.

(2)	Other Annual Compensation for 2004 for Mr. Erickson includes amounts relating to commuting and temporary housing ($117,771) and an automobile lease/allowance ($29,715). Other Annual Compensation for 2004 for Mr. Dietrich represents amounts attributable to an automobile lease/ allowance.

Other Annual Compensation for 2003 for Mr. Erickson includes amounts relating to commuting and temporary housing ($123,550), an automobile allowance ($21,279) and other miscellaneous perquisites. Other Annual Compensation for 2003 for Mr. Dietrich includes amounts relating to the pay down of outstanding mortgage subsidy relocation benefits ($90,141), relocation benefits ($22,628) and other miscellaneous perquisites.

(3)	In accordance with the rules of the SEC, no amount representing perquisites or other personal benefits, securities or property is disclosed if the total amount is equal to or less than the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus.

(4)	The value of the restricted stock shown in the table is based on the closing market price of the Common Stock as of the date of the award. As of December 31, 2005, total restricted stock awards and the related fair market values on such date were as follows: Mr. Erickson—152,858 shares ($6,878,610), however, pursuant to Mr. Erickson’s Retirement and General Release Agreement dated January 29, 2006 (see “2005 Chief Executive Officer Compensation” above for a more detailed description of this agreement), 58,733 shares not vested on the date of the agreement will be forfeited on Mr. Erickson’s retirement date (which is anticipated to be on or prior to July 29, 2006), with Mr. Erickson then having 94,125 shares ($4,235,625, based on the fair value on December 31, 2005); Mr. Lane—34,881 shares ($1,569,645); Mr. Barna—20,000 shares ($900,000); Mr. Dietrich—35,027 shares ($1,576,215); and Mr. Bradley—18,304 shares ($823,680). The restricted stock awards for Messrs. Erickson, Lane, Dietrich and Bradley vest in three equal annual installments beginning on July 27, 2005. The restricted stock for Mr. Barna vests in four equal annual installments beginning on April 12, 2006. We do not expect to pay dividends on shares of our Common Stock for the foreseeable future. To the extent that dividends are declared and paid on the Common Stock, they would be paid on restricted stock at the same time and rate as paid to all stockholders.

(5)	The Options granted in 2005 for Messrs. Erickson, Dietrich and Bradley became exercisable in three equal annual installments beginning on January 23, 2006. Mr. Barna’s options become exercisable in four equal installments beginning on April 12, 2006. The Options granted in 2004 for Messrs. Erickson, Lane, Dietrich and Bradley became exercisable in three equal annual installments beginning on July 27, 2005.

(6)	In connection with the vesting of certain restricted shares on July 27, 2005, the amount shown represents the cash value of shares withheld for tax purposes at the minimum statutory rate on the vesting date for such shares.

(7)	All Other Compensation includes for 2005—(a) key employee contract modifications for: Mr. Erickson— $20,000 (paid in 2005), Mr. Dietrich—$138,000 (paid in 2005), and Mr. Bradley—$169,000 (paid in 2005), (b) employer matching contributions under our 401(k) plan for: Mr. Erickson—$0, Mr. Lane—$9,679, Mr.

Dietrich—$7,000, Mr. Barna—$3,000, and Mr. Bradley—$5,750.

All Other Compensation includes for 2004—(a) key employee retention bonuses for: Mr. Erickson— $255,000, Mr. Lane—$156,610, Mr. Dietrich—$140,000, and Mr. Bradley—$108,395, and (b) employer matching contributions under our 401(k) plan for: Mr. Erickson—$0, Mr. Lane—$8,000, Mr. Dietrich— $6,500, and Mr. Bradley—$4,290.

All Other Compensation includes for 2003—(a) key employee retention bonuses for: Mr. Erickson— $235,000, Mr. Lane—$225,000, Mr. Dietrich—$120,000, and Mr. Bradley—$88,125, and (b) employer matching contributions under our 401(k) plan for: Mr. Erickson—$0, Mr. Lane—$6,000, Mr. Dietrich— $6,000, and Mr. Bradley—$4,125.

Option Grants, Exercises and Values

     The following table sets forth certain information relating to options granted to the Named Executive Officers during 2005, all of which options were granted pursuant to our 2004 LTIP.

	Option Grants in 2005

	Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise Price	Expiration	Grant Date
Name	Granted (#) (a)	2005 (%) (b)	Per Share ($)	Date	Value (c)

Jeffrey H. Erickson	52,000	11.0%	$27.50	3/22/15	$438,360
Ronald A. Lane	—	—	—	—	—
John W. Dietrich	36,000	7.6	27.50	3/22/15	303,480
Michael L. Barna	40,000	8.5	26.75	4/12/15	380,800
William C. Bradley	17,000	3.6	27.50	3/22/15	143,310

(a)	Options for Messrs. Erickson, Lane, Dietrich, and Bradley became exercisable in three equal annual installments beginning on January 23, 2006. Mr. Barna’s options are exercisable in four equal installments beginning on April 12, 2006.

(b)	The total number of option shares granted in fiscal 2005 by AAWW was 472,000 to 226 employees.

(c)	This estimated hypothetical value is based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating this value: expected volatility—38.5%; weighted average risk- free rate of return—4.01%; expected dividend yield—0%; and time of exercise—three to four years. No adjustments were made for non-transferability or risk of forfeiture.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

     The following table sets forth certain information relating to stock option exercises by the Named Executive Officers during 2005, and the number and value of stock options held by the Named Executive Officers as of December 31, 2005.

Value of Unexercised
	Number of		Number of Securities	In-The-Money Options at
	Shares		Underlying Unexercised	December 31, 2005
	Acquired on	Value	Options at December 31, 2005	(Exercisable/Unexercisable)
Name	Exercise (#)	Realized ($) (1)	(Exercisable/Unexercisable) (#)	($)(2)

Jeffrey H. Erickson	—	$ —	42,233/136,467	$1,195,194/$3,300,416
Ronald A. Lane	—	—	9,466/18,934	267,888/535,832
John W. Dietrich	—	—	9,466/54,934	267,888/1,165,832
Michael L. Barna	—	—	0/40,000	0/1,132,000
William C. Bradley	5,133	126,015	0/27,267	0/588,056

(1)	Represents aggregate excess of market value of the shares exercised, as of the date of exercise, over the exercise price of the options.

(2)	Represents aggregate excess of market value of the shares under options as of December 31, 2005 over the exercise price of the options.

Employment and Other Agreements

     Jeffrey H. Erickson. Mr. Erickson’s employment agreement, which was amended and restated effective April 1, 2005, was initially entered into on September 1, 2002 and amended as of March 8, 2004 (the “Employment Agreement”), with an initial term of four years with automatic one-year renewals unless written notice was given by either party at least three months prior to such renewal. Under the terms of the March 2004 amendment to the Employment Agreement, Mr. Erickson was eligible to receive (i) an annual incentive bonus at a target of 50% of his base salary based on our financial and Mr. Erickson’s individual performance for each calendar year during his employment, (ii) an annual automobile allowance on a tax grossed-up basis for either a company automobile or a purchased automobile, in either case valued at up to $40,000, (iii) commuting benefits, (iv) options to purchase 37,500 shares of AAWW Common Stock at an exercise price of $2.85 per share, vesting ratably over the four year employment period, (v) other customary benefits available to AAWW’s management employees and (vi) in the event of termination of the agreement by Atlas for reasons other than Cause (as defined in the Employment Agreement) or by Mr. Erickson for Good Reason (as defined in Employment Agreement), his then-base salary for a period of 18 months. The agreement also contained customary non-competition provisions.

     Effective April 1, 2005, Mr. Erickson’s Employment Agreement was amended and restated to provide that (i) in lieu of a four-year term, the employment period would run until termination by either party upon notice as described above or in accordance with other terms of the agreement, (ii) Mr. Erickson’s base salary was increased to $524,400, in consideration for the elimination of the automobile allowance described above, (iii) Mr. Erickson would be eligible to participate in AAWW’s Annual Incentive Plan, an employee benefit plan to be developed by the Compensation Committee upon substantially the same terms and in lieu of the annual incentive bonus described above, (iv) the automobile allowance referred to in (ii) above was eliminated and in lieu of the tax gross-up related to such automobile allowance, Mr. Erickson will receive a one-time cash payment of $20,000 and (v) the commuting benefits described above were discontinued. Mr. Erickson’s stock options, which were granted in 2003, had previously been cancelled as a result of our emergence from bankruptcy and the cancellation of our Old Common Stock.

     As noted in the “Report of the Compensation Committee” above, Mr. Erickson’s Employment Agreement was terminated pursuant to a Retirement and General Release Agreement (the “Retirement Agreement”) dated January 29, 2006, subject to the survival of certain provisions of the Employment Agreement. Mr. Erickson’s retirement will become effective no later than six months from the date of the Retirement Agreement (the “Retirement Date”). Under the terms of the Retirement Agreement and in lieu of certain benefits Mr. Erickson would receive under the Employment Agreement, Mr. Erickson will have the right to receive retirement payments based on his base annual salary for a period of 18 months, commencing six months after the Retirement Date and a lump sum payment of $524,400 payable on the Retirement Date. Additionally, we will provide Mr. Erickson with his continued medical, dental and vision coverage during the 24 month period following the Retirement Date, provided that such benefits will not be continued if Mr. Erickson obtains comparable coverage in connection with subsequent employment. Mr. Erickson will be reimbursed for his attorney’s fees, up to a maximum of $30,000 incurred in connection with his retirement and negotiation of the Retirement Agreement, among other things. Mr. Erickson may also be eligible to receive a success fee with respect to future transactions which may be initiated during his tenure as Chief Executive Officer and which are consummated within one year of the Retirement Date; provided, however, that no more than two transactions may qualify for such payment, and those transactions shall be as agreed upon in advance between Mr. Erickson and the Board.

     On the Retirement Date, 58,733 restricted shares of Common Stock granted to Mr. Erickson, which have not previously vested and are scheduled to vest on July 27, 2006, will be immediately vested. Further, on such date, 42,233 options (at an exercise price of $16.70) which have not previously vested and would otherwise not vest until July 27, 2006 will be immediately vested. Additionally, 17,333 options (at an exercise price of $27.50) which have not previously vested and would otherwise not vest until January 23, 2007 will be immediately vested. These options and all previously vested options may be exercised up to the later of 90 days after the Retirement Date and December 31, 2006. Also, Mr. Erickson will be entitled to receive a bonus for 2006 equal to 50% of his base salary, without regard to whether he remains employed through the payment date, which shall be payable on the same date that bonuses for other executives are paid under the 2006 Annual Incentive Plan, but in any event not later than March 14, 2007.

     Ronald A. Lane. Mr. Lane’s employment agreement was entered into effective May 1, 2003. It was amended as of January 24, 2004 and April 20, 2004, respectively. His base salary as of the original agreement date was $300,000 and it provided that the salary would be reviewed from time to time, with a guarantee that the salary would be at least $350,000 as of May 1, 2005. The agreement had an initial term extending until May 1, 2008, with automatic one-year renewals unless written notice was given by either party at least three months prior to such renewal. Under the amended agreement, Mr. Lane is eligible to receive (i) an annual incentive bonus at a target of 50% of his base salary based on our financial and Mr. Lane’s individual performance for each calendar year during his employment, (ii) an automobile allowance of $700 per month, (iii) other customary benefits available to our management employees and (iv) in the event of termination of the agreement by Atlas for reasons other than Cause (as defined in the agreement) or by Mr. Lane for Good Reason (as defined in the agreement), a lump sum payment equal to 18 months of his then-base salary.

     John W. Dietrich. Mr. Dietrich’s employment agreement, which was amended effective April 1, 2005, had been entered into on March 19, 2003 and amended as of August 1, 2003 and January 29, 2004, respectively, with an initial term of three years with automatic one-year renewals unless written notice was given by us at least three months prior to such renewal or by Mr. Dietrich prior to such renewal. Mr. Dietrich’s initial title was Vice President of Legal and Acting General Counsel of Atlas and AAWW. He was subsequently named (x) Vice President of Legal and General Counsel of AAWW, Atlas and Polar on March 19, 2003 and (y) Senior Vice President, General Counsel and Chief Human Resources Officer of AAWW, Atlas and Polar on May 15, 2003. Under the agreement, Mr. Dietrich was eligible to receive (i) an annual incentive bonus at a target of 50% of his base salary based on our financial and Mr. Dietrich’s individual performance for each calendar year during his employment, (ii) an automobile allowance on a tax grossed-up basis for either a company automobile or a leased automobile, valued at an amount similar to that of other AAWW officers, (iii) other customary benefits available to our management employees and (iv) in the event of termination of the agreement by Atlas for reasons other than Cause (as defined in the agreement) or by Mr. Dietrich for Good Reason (as defined in the agreement), a lump sum payment equal to 18 months of his then-base salary.

     Effective April 1, 2005, Mr. Dietrich’s employment agreement was amended and restated to provide that (i) in lieu of a three-year term, the employment period would run from March 19, 2003 until termination by either party upon notice as described above or in accordance with other terms of the agreement, (ii) Mr. Dietrich’s base salary was increased to $292,000, in consideration for the elimination of the automobile allowance described above, (iii) Mr. Dietrich would be eligible to participate in the Annual Incentive Plan, upon substantially the same terms and in lieu of the annual incentive bonus described above, (iv) the automobile allowance referred to in (ii) above was eliminated and in lieu of the tax gross-up related to such automobile allowance, Mr. Dietrich will receive a one-time cash payment of $19,000, and (v) the lump sum payable in the event of termination of the agreement by Atlas for reasons other than Cause (as defined in the agreement) or by Mr. Dietrich for Good Reason (as defined in the agreement) was reduced to 12 months of his then-base salary and in consideration of such reduction, Mr. Dietrich will receive a one-time cash payment of $119,000.

     Michael L. Barna. Effective April 11, 2005, we entered into a term sheet with Mr. Barna governing the terms of his employment, which term sheet does not contain a fixed term of employment. His base salary is $300,000, subject to annual review, and he is entitled to receive (i) an annual incentive bonus at a target of 50% of his base salary based on our financial and Mr. Barna’s individual performance for each fiscal year during his employment, which we agreed not to pro rate for fiscal year 2005, (ii) other customary benefits available to our management employees and (iii) in the event of termination of Mr. Barna by Atlas for reasons other than Cause (as defined in the term sheet) or pursuant to a Change of Control (as defined in the agreement), a payment equal to 12 months of his then-base salary paid in accordance with our normal payroll schedule.

     William C. Bradley. Effective April 1, 2005, we entered into a letter agreement with Mr. Bradley, which terminated and replaced his previous employment agreement with Atlas entered into on July 8, 2002. The letter agreement does not specify a fixed term of employment. The letter agreement provides that Mr. Bradley is entitled to the benefits generally provided to Vice Presidents under our Benefit Program for Vice Presidents, which includes the right to receive severance payments in the event of Mr. Bradley’s termination without Cause (as defined in that agreement) in an amount equal to nine months of his then-base salary, payable on our regular payroll schedule, and participation in AAWW’s standard health benefit, 401(k) and vacation programs. In addition, under the letter agreement, Mr. Bradley’s base salary was increased to $252,000, in consideration of the elimination of his automobile allowance, and he is entitled to receive (i) a one-time cash payment of $19,000 in consideration of the elimination of the tax gross-up provided to him in connection with his automobile allowance, (ii) a one-time cash payment of $150,000 in consideration of the reduction in his severance eligibility from eighteen months to 9 months and (iii) a severance payment payable in the event he chooses to terminate his employment for Good Reason (as defined in the letter agreement) in an amount equal to 9 months of his then-base salary, payable on our regular payroll schedule.

PROPOSAL 2

APPROVAL OF
ATLAS AIR WORLDWIDE HOLDINGS, INC.
2006 ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVES
IN CONFORMANCE WITH
SECTION 162(m) OF THE INTERNAL REVENUE CODE

General

     We are asking stockholders to approve the 2006 Annual Incentive Plan. The 2005 Annual Incentive Plan, which was approved by stockholders at last year’s annual meeting, expired on December 31, 2005 in accordance with its terms, and no further awards will be made under the 2005 Annual Incentive Plan. The 2006 Annual Incentive Plan replaces the 2005 Annual Incentive Plan and provides, among other things, for the payment of incentive awards primarily in the form of cash and contains provisions that protect the Company’s ability to take a tax deduction for performance-based awards made under the 2006 Annual Incentive Plan, or under the Company’s 2004 LTIP, in conformance with Section 162(m) of the Code and related regulations, in case certain executive officers who are awardees individually have more than $1 million of compensation in any one year.

     Section 162(m) of the Code limits the deductibility of certain compensation in excess of $1 million per year paid to “covered employees,” defined as the Company’s Chief Executive Officer and its other four most highly-compensated executive officers. In accordance with Section 162(m) of the Code, if the 2006 Annual Incentive Plan is not approved, no awards would be made to the individuals listed in the preceding sentence. The 2006 Annual Incentive Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as “performance-based compensation,” which is not subject to the limitation.

     Compensation paid under the 2006 Annual Incentive Plan, or under the 2004 LTIP as authorized by the 2006 Annual Incentive Plan, will qualify as “performance-based compensation” within the meaning of Section 162(m) if:

  it is payable on account of the attainment of the pre-established, objective performance goals and subject to the limitations on award amounts as set forth within the 2006 Annual Incentive Plan;
  the Compensation Committee of the Board, which is comprised solely of non-employee directors, approves the maximum individual awards at or near the beginning of each performance period;
  the 2006 Annual Incentive Plan, which sets forth the material terms of the compensation and the various performance goals, is disclosed to and approved by stockholders before payment; and
  the Compensation Committee certifies that the performance goals have been satisfied before payment.

     The Board believes that you should approve the new 2006 Annual Incentive Plan because it encourages eligible participants to increase their efforts to help make us more successful and to remain in our employ by providing them the opportunity to earn incentive payments upon the achievement of established performance goals.

Summary of the 2006 Annual Incentive Plan

     The following paragraphs provide a summary of the principal features of the 2006 Annual Incentive Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2006 Annual Incentive Plan, which is set forth in Appendix C to this Proxy Statement.

Eligibility

     The 2006 Annual Incentive Plan’s participants include the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents of the Company (currently five persons). All eligible employees will be eligible to participate in the 2006 Annual Incentive Plan if they are employed as eligible employees as of the first day of the plan year. An individual who becomes an eligible employee during a plan year will participate immediately, but only with respect to base salary earned on and after the date he or she first becomes an eligible employee, except as the Compensation Committee may determine in its sole discretion to allow exceptions (e.g., the consideration of base salary on an annualized basis).

Administration

     The 2006 Annual Incentive Plan will be administered by the Compensation Committee.

Determination of Awards

     For each plan year, each participant will be entitled to receive a cash payment under the 2006 Annual Incentive Plan based upon the Company’s achievement of its financial goal. The Company meeting its financial goal is a prerequisite to any payment being made under the 2006 Annual Incentive Plan. The financial goal shall be established each year by the Compensation Committee and shall relate to one or more of the following performance measures:

a)	Net earnings, net income or profits (before or after taxes);

b)	Earnings per share (basic or diluted);

c)	Net sales or revenue growth;

d)	Net operating profit;

e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

g)	Earnings before or after taxes, interest, depreciation, amortization and/or rent;

h)	Gross or operating margins;

i)	Productivity ratios;

j)	Share price (including, but not limited to, growth measures and total shareholder return);

k)	Expense targets;

l)	Margins;

m)	Operating efficiency;

n)	Market share;

o)	Working capital targets; and

p)	Cost reduction targets.

     The Compensation Committee may, in its sole discretion, reduce the award otherwise payable to a participant as a result of the Company’s achievement of the established financial goal to reflect the participant’s individual performance, which will be measured against pre-determined objectives approved by the Compensation Committee, or to reflect other performance goals established by the Compensation Committee.

     Participants other than the Chief Executive Officer have a maximum bonus opportunity of 100% of annual base salary earned in the plan year. For the Chief Executive Officer the maximum bonus opportunity is 160% of base annual salary earned in the plan year.

     The 2006 Annual Incentive Plan also allows awards of performance based restricted stock or stock options to be made under the 2004 LTIP, which was created pursuant to the Plan of Reorganization and confirmed by the Bankruptcy Court upon our emergence from bankruptcy. The maximum number of shares of restricted stock, which may be awarded to an employee in any single year under the 2004 LTIP as performance shares contemplated by the 2006 Annual Incentive Plan is 50,000. The maximum number of stock options which may be awarded to an employee in any single year under the 2004 LTIP as a performance based award contemplated by the 2006 Annual Incentive Plan is 100,000.

Payment of Awards

     Any award payable in respect of a plan year will be paid by the Company within two weeks following the completion of the year-end audit by our independent accountants for the applicable plan year. All amounts payable for an award under the 2006 Annual Incentive Plan will be paid in cash or the Company’s stock as determined by our Compensation Committee, but the Company’s stock may be used, if at all, only for the portion of an award that exceeds fifty percent (50%) of a participant’s base salary.

Amendment and Termination

     The Compensation Committee has the right to amend or terminate the 2006 Annual Incentive Plan. In addition, in any plan year for which the Board determines in good faith that exigent circumstances exist which could have a material adverse impact on us if awards were paid, the Board will have the authority, in its absolute and sole discretion, to determine that (i) no awards will be paid for that plan year; (ii) awards for that plan year will be reduced; (iii) payment of awards for that plan year will be deferred for possible payment at a future date; or (iv) other adjustments will be made to the awards otherwise payable for that plan year.

New Plan Benefits

     The actual amount of compensation to be paid to participants under the 2006 Annual Incentive Plan is not determinable in advance because, among other things, specific performance criteria and targets will be selected each year by the Compensation Committee, and it is substantially uncertain what levels of performance will be realized against such criteria and targets. Awards paid in prior years were made either pursuant to the 2005 Annual Incentive Plan or pursuant to a bonus and incentive plan that was cancelled under the Plan of Reorganization and are not necessarily indicative of awards that the Company may make in the future. Any award so paid to our senior executives over the last three years is reflected in the “Bonus” column of the Summary Compensation Table appearing above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 2006 ANNUAL INCENTIVE PLAN IN CONFORMANCE WITH SECTION 162(m) OF THE CODE.

COMPARATIVE PERFORMANCE GRAPH

     The following graph compares the performance of our Common Stock to the Standard & Poor’s 500 Stock Index and the AMEX Airlines Index for the period beginning July 28, 2004, the date of our emergence from bankruptcy, and ending on March 31, 2006. The comparison assumes $100 invested in each of our Common Stock, the Standard & Poor’s 500 Stock Index and the AMEX Airline Index and reinvestment of all dividends.

Total Return to Stockholders*

*	The comparison assumes $100 invested in each of our Common Stock, the S&P 500 Stock Index and the AMEX Airline Index and reinvestment of all dividends.

Total Return Between 7/28/2004 and 3/31/2006

Share Price	7/28/04	12/31/04	12/30/05	3/31/06

AAWW	$100.00	$143.97	$269.95	$282.54
S&P 500	$100.00	$110.64	$113.96	$118.21
AMEX Airline Index	$100.00	$133.22	$120.69	$123.73

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2007 ANNUAL MEETING

Stockholder Proposals to Be Included in Our 2007 Proxy Statement

     We currently expect to hold our 2007 annual meeting of stockholders on or about May 22, 2007. Under the rules of the SEC, if a stockholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2007 annual meeting, the proposal must be received by our Secretary no later than January 22, 2007. All stockholder proposals must be made in writing and addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577.

Advance Notice Procedures

     Under our By-laws, and as permitted by the rules of the SEC, no business may be brought before the Annual Meeting except as specified in the notice of the meeting or as otherwise brought before the Annual Meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in our By-laws) not earlier than February 21, 2007 and not later than March 13, 2007. A copy of the By-laws will be sent to any stockholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have his or her stockholder proposal included in our Proxy Statement, as discussed above.

ADDITIONAL COPIES OF ANNUAL REPORT

     A copy of our 2005 Annual Report on Form 10-K accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. Each such copy of our 2005 Annual Report on Form 10-K so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at http://www.atlasair.com.

ADDITIONAL INFORMATION

Separate Voting Materials

     Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure would reduce the volume of duplicate information stockholders receive and would also reduce a company’s printing and mailing costs. We will promptly deliver an additional copy of either document to any stockholder who writes or calls us at the following address or phone number: the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York, 10577, (914) 701-8000.

List of Stockholders

     At the Annual Meeting and for 10 days prior to the meeting, the names of stockholders entitled to vote at the Annual Meeting will be available for inspection at for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices at 2000 Westchester Avenue Purchase, New York 10577, by contacting the Secretary of AAWW.

Limited Voting by Foreign Owners

     To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. §41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not “Citizens of the United States.” There is a separate requirement that we be under the actual control of Citizens of the United States.

     Pursuant to our By-laws, there is a separate stock record, designated the “Foreign Stock Record” for the registration of Voting Stock that is Beneficially Owned by aliens. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

     At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. “Maximum Percentage” refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas’s or Polar’s operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

     The enclosed proxy card contains a certification that by signing the proxy card the stockholder certifies that such stockholder is a “Citizen of the United States” as defined by 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

     We will promptly deliver a copy of our By-laws to any stockholder who writes or calls us at the following address or phone number: Attention: the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York, 10577, (914) 701-8000.

Extent of Incorporation by Reference of Certain Materials

     The Audit Committee Report, the Compensation Committee Report on Executive Compensation and the Comparative Performance Graph included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such report or performance graph by reference therein.

OTHER MATTERS

     As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of directors and the approval of the 2006 Annual Incentive Plan, as referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

JEFFREY H. ERICKSON
President and Chief Executive Officer

May 25, 2006

APPENDIX A – CURRENT AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE CHARTER

ATLAS AIR WORLDWIDE HOLDINGS, INC.

I.   Purpose

     The Audit Committee (the “Committee”) is appointed by the Board to monitor: (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor, and (iv) the compliance by the Company with legal and regulatory requirements.

II.   Organization

     The Committee shall consist of at least three Directors. Each Committee member shall be appointed by the Board and shall: (i) meet the independence requirements of the NASDAQ National Stock Market or such other primary trading market or securities exchange on which the Company’s securities are then traded (NASDAQ or such other market or exchange being referred to as the “Listing Entity”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”); (ii) comply with and satisfy the requirements of all applicable laws, rules and regulations, including those promulgated by the SEC and the Listing Entity; and (iii) be financially literate and able to read and understand financial statements at the time of such Director’s appointment to the Committee.

     At least one member shall have the accounting or related financial management expertise necessary to qualify as an “audit committee financial expert” as defined in applicable laws, rules, and regulations of the SEC and the Listing Entity.

III.   Meetings

     The Committee shall meet at least four times a year after each fiscal quarter. In addition, the Committee shall meet at least quarterly with management, the director of internal audit, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these groups believes should be discussed privately. The Committee may meet with such other persons, including the Company’s investment bankers and financial or legal advisors, as it deems necessary or appropriate. Meetings of the Committee shall be called by the Chairman of the Committee, the Chairman of the Board of Directors, or the Chief Executive Officer of the Company.

     The Committee shall report to the Board regarding the execution of its duties after each scheduled meeting of the Committee and shall keep written minutes of its meetings.

     A majority of the members of the Committee shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee. Any Committee member may be excused from a meeting to permit the remaining members of the Committee to act on any matter in which such member’s participation is not appropriate, and such member’s absence will not destroy the quorum for purposes of acting on such matter.

IV.   Compensation

     Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

V.	Committee Authority and Responsibilities

	A.	Independent Auditor

The Committee shall:

1. Appoint, determine the compensation of, evaluate, and oversee the work of the independent auditor, and, when appropriate, replace the independent auditor. The independent auditor shall report directly to and be dischargeable by the Committee.

2. Approve in advance all audit and permitted non-audit services, including fees and terms that are to be performed by the independent auditor. The Committee may delegate pre-approval authority to the Chairman of the Committee, who shall report any pre-approval decisions to the full Committee at its next scheduled meeting. The Committee will meet with management and the independent auditor to review and approve the proposed overall plan and scope of the audit for the current year.

3. Review and discuss with the independent auditor any (i) problems or difficulties encountered by the independent auditor in the course of the audit work; (ii) changes to, or restrictions on, the scope of the independent auditor’s activities, access to information, the audit budget, or staffing; (iii) significant disagreements with management; (iv) communications between the independent auditing team and such team’s national office with respect to auditing or accounting issues presented by management; (v) accounting adjustments noted or proposed by the independent auditor (whether or not material), but not adopted by the Company and any material adjustment proposed by the auditor and recorded by the Company; and (vi) management or internal control letter issued, or proposed to be issued, by the independent auditor, and the Company’s response to that letter.

4. Evaluate at least annually the qualifications, performance and independence of the independent auditor. Obtain and review on an annual basis a formal, written report from the independent auditor regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review or peer review of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years regarding independent audits carried out by the firm and any steps taken to deal with any such issues, and (iii) all relationships between the independent auditor and the Company.

5. Ensure that the lead (or coordinating) audit partner is rotated at least every five years in accordance with applicable law.

6. Ensure the Company will not hire as its chief executive officer, chief financial officer or chief accounting officer any individual who was employed by the Company’s independent auditor and who participated in any capacity in the audit of the Company within two years of such individual’s date of hire. Approve the hiring for any other position any individual who was employed by the independent auditor and who participated in any capacity in the audit of the Company within one year of such individual’s date of hire.

	B.	Financial Statement and Disclosure Matters

The Committee shall:

1. Review and discuss with management and the independent auditor, prior to any public release, the annual audited financial statements (including disclosures made in management’s discussion and analysis) and management’s certifications of such financial statements, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

2. Review and discuss with management and the independent auditor, prior to any public release, the Company’s quarterly financial statements (including disclosures made in management’s discussion and analysis), the results of the independent auditor’s reviews of the quarterly financial statements, and management’s certifications of such financial statements.

3. Discuss with management and the independent auditor prior to any release (i) the Company’s earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information, and (ii) financial information and earnings guidance provided to the investment community, banks, security analysts, and rating agencies.

4. Review other relevant information submitted by the Company to any governmental body, or to the public, including any certifications required by law.

5. Review and discuss with management and the internal auditor (i) the Company’s internal controls, disclosure controls, and internal reporting process and procedures, (ii) any significant deficiency in the design and operation of the internal controls, and (iii) any fraud, whether or not material, that involves any member of management who has a role in the Company’s internal controls.

6. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including (i) any significant accounting policies and practices followed by the Company and their appropriateness under GAAP, (ii) any significant changes in the Company’s selection or application of accounting principles, (iii) the development, selection and disclosure of critical accounting estimates, and (iv) any alternative accounting treatments within GAAP discussed with the independent auditor and the analyses of the effect of alternative treatments on the Company’s financial statements.

7. Discuss with management any litigation involving the Company and any contingent liabilities of the Company.

8. Discuss with management and the independent auditor the effect that any regulatory and accounting proposals or initiatives might have on the financial results of the Company.

9. Discuss with management and the independent auditor any off-balance sheet structures (including asset securitizations, joint ventures, and operating leases) and the impact they have on the Company’s financial statements.

10. Discuss with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

11. Prepare a Report of the Audit Committee for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the SEC.

C.	Oversight of the Company’s Internal Audit Function

The Committee shall:

1. Review and approve the appointment and replacement of the senior internal auditing executive, the adequacy and qualifications of the internal audit staff, and the responsibilities and budget of the internal audit function. The senior internal auditor shall report directly to the Audit Committee. The Committee shall review the performance of the senior internal auditor and shall review and approve, at least annually, such auditor’s compensation.

2. Review any significant reports to management prepared by the internal auditing department and management’s responses thereto.

3. Discuss with the independent auditor the internal audit department responsibilities, budget, staffing and scope of the internal audit, as well as any proposed changes thereto.

4. Review with the Company’s internal auditor, management, and independent auditor the adequacy of internal controls that could significantly affect the Company’s financial results.

D.	Compliance Oversight Responsibilities

The Committee shall:

1. Review and approve procedures for (i) complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters, including the use of a Compliance Hotline.

2. Obtain from the independent auditor a report on any illegal or questionable activities that have or may have occurred and that were discovered by the independent auditor during the course of its audit of the Company’s accounts.

3. Review annually with management (i) the administration, training, monitoring and auditing of the Company’s Code of Conduct and Ethics applicable to senior financial executives (among others) and the Compliance Program (including policies set forth in the Atlas Air Employee Compliance Manual and other compliance policies), (ii) the effectiveness of such Compliance Program in preventing illegal and improper acts, and (iii) the timeliness of management’s response in the event any instances of illegal or improper acts are discovered.

4. Obtain reports from management, the Company’s senior internal auditing executive, and the independent auditor that show the Company, its subsidiaries, and any foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct and Ethics.

5. Review reports and disclosures of insider and affiliated party transactions and/or conflicts of interest, or potential conflicts of interest, involving corporate officers and members of the Board of Directors, including any exceptions to the Code of Conduct and Ethics and the actions management has taken to resolve the exceptions. Review and approve, where appropriate, any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may be otherwise required to be disclosed as a related party transaction under SEC regulations.

6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

7. Review any reports of possible illegal or unethical activities, whether reported over the Company’s Compliance Hotline or otherwise.

8. Discuss with management and company counsel any legal, regulatory and environmental matters that may have a material impact on the financial statements or the Company’s compliance policies.

9. Review and assess compliance with applicable laws, rules, and regulations, including those of the SEC and the Listing Entity specifically applicable to the composition and responsibilities of the Audit Committee.

VI.   Resources

     The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee.

     The Committee may request any officer, employee of the Company, the Company’s outside counsel, or the independent auditor to attend a meeting of the Committee or to meet with any members of or consultants to, the Committee.

     The Committee shall request any reports, books, records or other material to be presented to it by the Company as it deems necessary in its sole discretion.

VII.   Evaluation

     The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. In addition, the Committee shall review annually the Committee’s own performance, subject to the process as may be established from time to time by the Nominating and Governance Committee or the Board.

     The Committee has the authority to, to the extent that it deems appropriate or desirable, appoint one or more subcommittees whose members meet the criteria for Committee members as set forth in this Charter.

     The Committee has the right to exercise any and all power and authority of the Board with respect to matters within the scope of this Charter, subject to the ultimate power and authority of the Board.

VIII.   Limitation of the Committee’s Role Regarding Certain Auditing and Financial Matters

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management. The independent auditor is responsible for expressing an opinion on the financial statements of the Company.

IX.   Publication

     This Charter shall be published as required by applicable law and as otherwise deemed advisable by the Committee.

APPENDIX B – CURRENT COMPENSATION COMMITTEE CHARTER

COMPENSATION COMMITTEE CHARTER

ATLAS AIR WORLDWIDE HOLDINGS, INC.

I.   Purposes

     The Committee has been established by the Board to assist the Board in discharging and performing the duties of the Board with respect to management compensation, succession planning and employee benefits, including the assessment and compensation of the Chief Executive Officer; the compensation of directors and other executive officers; the assessment of compensation arrangements, plans, policies and programs; the assessment of benefit and welfare plans and programs; the assessment of organizational systems and plans (including those relating to management development and succession planning); and the production of any report on executive compensation required by any applicable rules and regulations.

II.   Powers and Resources

     The Committee has the right to exercise any and all power and authority of the Board with respect to matters within the scope of this Charter, subject to the ultimate power and authority of the Board. The Board shall continue to have the ultimate duty and responsibility to manage or direct the management of the business and affairs of the Company.

The Committee has the authority to:

  conduct any and all investigations it deems necessary or appropriate, to contact directly the human resources department and other employees and advisors and require them to provide any and all informa- tion and advice it deems necessary or appropriate, and to retain legal, human resource or other advisors it deems necessary or appropriate;

  set aside for payment, pay and direct the payment of such legal, human resource and other advisors; the advisors retained by the Committee shall report directly to the Committee, and shall be accountable to the Committee and the Board, for their services; and

  to the extent that it deems appropriate or desirable, appoint one or more subcommittees whose members are non-employee directors and outside directors as set forth below and delegate to such subcommittee(s) the authority to make (including determining the terms and conditions of) grants or awards under, and to otherwise administer, bonus and incentive compensation plans and programs.

III.   Composition

     The Committee shall consist of at least three Directors, as may be determined from time to time by the Board. Each Committee member shall be appointed by the Board and shall be: (1) a member of the Board, (2) a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, (3) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, and (4) an independent director within the meaning of the rules of the NASDAQ National Stock Market or such other primary trading market or securities exchange on which the Company’s securities are then traded.

     Each member of the Committee shall serve until the next annual organizational meeting of the Board or the earlier of his or her termination as a member of the Committee by the Board, the election of his or her successor as a member of the Committee or his or her death, resignation or removal. The Board shall appoint a new member or members in the event that there is a vacancy on the Committee that reduces the number of members below three, or if the Board determines that the number of members on the Committee should be increased.

     Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by a majority vote. The Chair shall supervise the conduct of the meetings and shall have other responsibilities as this Charter or the Committee may specify from time to time.

IV.   Meetings

     The Committee shall meet in regular sessions at least four times a year and in special sessions as circumstances warrant, and may hold additional meetings in person or telephonically as often as may be necessary or appropriate, at the discretion of the Chair. When appropriate, the Committee may meet in separate executive sessions with management, employees, general counsel and internal audit to discuss any matters that the Committee or any of these groups believes warrant Committee attention. The Chair may also request that members of management, legal counsel, or other advisors attend the meetings of the Committee, but any individual whose performance or compensation is to be discussed at a Committee meeting should not attend such meeting unless specifically invited by the Committee (and the Chief Executive Officer may not be present during voting or deliberations as to his or her compensation).

     Committee members are expected to use all reasonable efforts to attend meetings and to spend the time needed to properly discharge their responsibilities. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee. Any Committee member may be excused from a meeting to permit the remaining members of the Committee to act on any matter in which such member’s participation is not appropriate, and such member’s absence will not destroy the quorum for purposes of acting on such matter.

V.   Compensation

     Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

VI.   Procedures

     The Committee shall determine its meeting schedule, the agenda for each meeting, the information to be provided to it before or at each meeting and all other matters relating to the conduct of its meetings and other activities. The Chair of the Committee shall establish and distribute (or request the Secretary to distribute) to each Committee member prior to each meeting an agenda for the meeting. Each Committee member is free to raise at any meeting subjects that are not on the agenda for that meeting. Information that is important to understanding the business to be conducted at a meeting should generally be distributed to the Committee members as soon as practicable in advance of the meeting, and Committee members should review these materials before the meeting.

     The Committee shall keep minutes of its meetings and other proceedings.

     It is the sense of the Board that, subject to Section VII below, the activities and procedures of the Committee should remain flexible so that it may appropriately respond to changing circumstances. Thus, this Charter is intended to provide a set of flexible guidelines for the effective functioning of the Committee. The Committee may modify or amend this Charter and the authority and responsibilities of the Committee set forth herein at any time.

VII.   Committee Authority and Responsibilities

     Without limiting the scope of its responsibilities, duties and authority set forth above, the Committee shall:

Senior Management Performance; Senior Management and Director Compensation

1.	Annually review and set the base salary of the Chief Executive Officer (the “CEO”). Review and approve annually the goals and objectives relevant to all compensation components of the CEO and evaluate his or her performance in light of those goals and objectives. In determining the long-term incentive component of the CEO’s compensation, the Committee should consider the Company’s per- formance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the Company’s CEO in past years, and such other factors as the Committee deems appropriate. In evaluating and making recommendations with respect to the annual incentive portion of the CEO’s compensation, review the CEO’s performance against annual measures pre-established by the Committee. The Committee’s recommendations with respect to its review of the CEO’s performance and its impact on the CEO’s annual incentive compensation shall be presented to, and subject to approval by, a panel consisting of the independent directors of the Board. Directors who do not meet all of the independence requirements for Committee membership may participate in such panel discussions, but shall not be present or vote on whether to approve the Committee’s recommendations.

2.	Review and approve, as appropriate, the performance and compensation of the other executive officers and review compensation of other members of senior management and other employees generally). To the extent that long-term incentive compensation is a component of any executive officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including without limitation the factors applicable with respect to the CEO. In evaluating and making recommendations with respect to the annual incentive portion of the other executive officers’ compensation, the Committee shall review their performance against annual measures pre-established by the Committee The Committee’s recommendations with respect to its review of the performance of the other executive officers and its impact on their annual incentive compensation shall be reviewed and approved by a panel consisting of the independent directors of the Board. Directors who do not meet all of the independence requirements for Committee membership may participate in such panel discussions, but shall not be present or vote on whether to approve the Committee’s recommendations.

3.	Monitor the search for, and approve the proposed compensation for, any (a) officer and (b) employee whose proposed base salary exceeds $200,000 per year.

4.	Periodically review and approve, as appropriate, the compensation of the directors.

5.	Review and approve, as appropriate, the bonus and incentive compensation arrangements, plans, policies and programs, including annual and long-term and cash and stock-based plans.

6.	Review periodically and approve, as appropriate, policies on management perquisites. Where necessary, review management’s determination of whether particular perquisites are business-related or personal.

Advise the Audit Committee as to such policies.

7.	Review any compensation or other benefit received by any director or executive officer from any affiliated entities to confirm compliance with the Company’s code of conduct and ethics and related policies.

8.	Select, retain, evaluate and, as appropriate, terminate and replace any executive search firm or compensation consulting firm with respect to the selection and compensation of the Company’s senior officers.

Administration of Plans

9.	Administer all stock-based compensation plans (including without limitation, those plans mandated by the Company’s plan of reorganization) and such other programs as may be designated by the Board, including the review and grant of stock option and other equity incentive grants to executive officers and other employees and directors, in each case subject to any limitations prescribed by the Board and subject to any authority delegated by the Committee to the subcommittee described below.

10.	Review creation, modification, termination and funding of compensation, retirement, benefit and welfare arrangements, plans, policies and programs for senior management and other employees generally.

11.	Review the administration of the self-directed retirement and other plans as to whether the rules relating to investments in the common stock are properly protective of employee interests.

12.	Review periodically financial and investment policies and objectives of qualified and non-qualified retirement and benefit plans.

13.	As and when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

14.	Approve all option plans (and amendments thereto) that are not subject to stockholder approval.

Employee and Other Compensation Matters

15.	Review and approve employment terms and agreements for new executive officers, any severance arrangements for executive officers, and any change of control, indemnification or other employment or compensation-related agreements to be entered into with executive officers.

16.	Review periodically employee relations policies generally.

17.	Review periodically equal opportunity employment and sexual harassment prevention policies, and monitor compliance with such policies and applicable laws.

18.	Review and make recommendations with respect to stockholder proposals related to compensation matters.

Succession Planning

19.	Coordinate with senior management the long-range planning for development and succession of senior management, including contingency planning for unanticipated sudden developments.

Regulatory Matters

20.	Prepare annually the report to stockholders to be included in the annual proxy statement as required by the rules of the SEC.

Reports to Board

21.	Report on its meetings, proceedings and other activities at each meeting of the Board.

VIII.   Evaluation

     The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. In addition, the Committee shall review annually the Committee’s own performance to determine whether the Committee is functioning effectively, including evaluating the Committee’s contributions to the Company, with a specific emphasis on areas in which such contributions could be improved, subject to the process as may be established from time to time by the Nominating and Governance Committee or the Board.

IX.   Publication

     This Charter shall be published as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee.

APPENDIX C – 2006 ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVES

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2006 ANNUAL INCENTIVE PLAN

FOR SENIOR EXECUTIVES

C-i

TABLE OF CONTENTS

Section	Title	Page
1	Purpose	C-1
2	Definitions	C-1
3	Administration	C-1
4	Participation	C-2
5	Performance Measures	C-2
6	Awards under this Plan	C-3
7	Payment of Awards under this Plan	C-3
8	Grants under LTIP	C-4
9	Change in Control	C-4
10	Beneficiary Designation	C-4
11	General Provisions	C-4
12	Amendment and Termination	C-5
13	Effective Date	C-5

C-ii

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2006 ANNUAL INCENTIVE PLAN

FOR SENIOR EXECUTIVES

1.   Purpose.

     The purpose of the Plan, which shall be known as the Atlas Air Worldwide Holdings, Inc. 2006 Annual Incentive Plan for Senior Executives, is to (a) provide incentives and rewards to certain management employees of Atlas Air Worldwide Holdings, Inc. (“AAWW”) by allowing them to earn awards based upon the financial performance of AAWW and upon their individual achievement of established personal goals; (b) assist AAWW in attracting, retaining, and motivating employees of high ability and experience; and (c) promote the long term interests of AAWW and its shareholders. The Plan is intended to provide performance based awards which are exempt from the limitations on tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and to allow performance based awards under AAWW’s Long Term Incentive and Share Award Plan which are similarly exempt.

     The Plan shall be effective as of January 1, 2006, and shall be applicable for all future fiscal years of AAWW unless amended or terminated by the Committee pursuant to Section 11. Notwithstanding the foregoing, the Plan’s material terms (as defined Section 162(m)) shall be subject to re-approval by the stockholders of AAWW no later than the first meeting of stockholders to take place in 2011, if such approval is required by Section 162(m) at the time, and if such terms have not been earlier modified and submitted for stockholder approval.

2.	Definitions.

	2.1.	Award shall mean any payments made under the Plan.

	2.2.	Base Salary shall mean gross wages reported on an Eligible Employee’s federal W-2 Form, less all of the following: profit sharing payments made under any AAWW profit sharing program, bonus, per diem, compensation paid prior to becoming an employee of AAWW, expense reimbursements, life insurance imputed income, travel benefits, relocation reimbursement, housing allowances and other payments not ordinarily considered as part of an employee’s basic salary.

	2.3.	Board shall mean the Board of Directors of AAWW.

	2.4.	Beneficiary shall mean a Participant’s beneficiary pursuant to Section 10.

	2.5.	Committee shall mean the Compensation Committee of the Board.

	2.6.	Eligible Employee means the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents of AAWW.

	2.7.	LTIP means AAWW’s Long Term Incentive and Share Award Plan.

	2.8.	Objectives shall mean the personal performance objectives particular to each Participant.

	2.9.	Participant shall mean any Eligible Employee during such Eligible Employee’s period of participation in the Plan.

	2.10.	Performance Measure shall mean the performance measure selected by the Committee for a Plan Year.

	2.11.	Plan shall mean this AAWW Worldwide Holdings, Inc. 2006 Annual Incentive Plan for Senior Executives, as it may be amended from time to time.

	2.12.	Plan Year shall mean the calendar year.

3.	Administration.

	3.1.	The Plan shall be administered by the Committee.

(a)	The Committee shall have full power and authority in its sole discretion to construe and interpret the Plan, establish and amend administrative regulations to further the purpose of the Plan, determine the extent to which Awards have been earned by virtue of satisfying the criteria described in Section 5, determine whether to reduce the Award otherwise payable as a result of meeting the established Performance Measure, determine whether to pay a portion of the Award in AAWW stock and take any other action necessary to administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all Participants.

(b)	If any Participant or Beneficiary objects to any such interpretation or action, formally or informally, the expenses of the Board, the Committee, AAWW and their agents and counsel in responding to such objection shall be chargeable against any amounts otherwise payable under the Plan to such Participant or Beneficiary if such objection is ultimately unsuccessful.

4. Participation.

     All Eligible Employees shall be eligible to participate in the Plan if they are employed as Eligible Employees as of the first day of the Plan Year. An individual who becomes an Eligible Employee during a Plan Year will participate immediately, but only with respect to Base Salary earned on and after the date he or she first becomes an Eligible Employee except to the extent the Committee determines in its sole discretion to allow exceptions, such as the consideration of Base Salary on an annualized basis.

5.	Performance Measures.

	5.1.	Performance Measures. The performance measures upon which the payment or vesting of an Award to a Participant that is intended to qualify as performance-based compensation for Code Section 162(m) purposes shall be limited to the following Performance Measures:

		(a)	Net earnings, net income or profits (before or after taxes);

		(b)	Earnings per share (basic or diluted);

		(c)	Net sales or revenue growth;

		(d)	Net operating profit;

		(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

		(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

		(g)	Earnings before or after taxes, interest, depreciation, amortization and/or rent; (h) Gross or operating margins; (i) Productivity ratios;

		(j)	Share price (including, but not limited to, growth measures and total shareholder return);

		(k)	Expense targets;

		(l)	Margins;

		(m)	Operating efficiency;

		(n)	Market share;

		(o)	Working capital targets; and

		(p)	Cost reduction targets.

     Any Performance Measure(s) may be used to measure the performance of AAWW or any of its business units, subsidiaries or affiliates separately or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate.

6.	Awards under this Plan

	6.1.	Maximum Bonus Award. A maximum annual bonus Award is hereby established at one-hundred sixty percent (160%) of Base Salary for the Chief Executive Officer and one-hundred percent (100%) of Base Salary for each other Participant.

	6.2.	Reductions in Bonus Award. The Committee shall have the discretion to reduce (but not to increase) the bonus Award otherwise payable based on such factors it chooses, including, without limitation, the Eligible Employee’s individual performance.

	6.3.	Effect of Corporate Exigencies. Notwithstanding anything in this Plan to the contrary, in any Plan Year for which the Board determines in good faith that exigent circumstances exist which could have a material adverse impact on AAWW if Awards were paid, the Board shall have the authority, in its absolute and sole discretion, to determine that (i) no Awards will be paid for that Plan Year, (ii) Awards for that Plan Year will be reduced, (iii) payment of Awards for that Plan Year will be deferred for possible payment at a future date, to the extent permissible under Internal Revenue Code Section 409A, or (iv) other adjustments will be made to the awards otherwise payable for that Plan Year.

	6.4.	Effect of Corporate Transactions. In the event of a corporate transaction, such as a divestiture, sale of assets or acquisition, which could have a material effect on AAWW, the Committee shall have the discretion to make equitable adjustments in the financial goals established under the Performance Measure.

7.	Payment of Awards under this Plan.

	7.1.	General. A Participant may receive an Award in each Plan Year in accordance with Section 5 and will be entitled to receive such Award if the Participant was still employed by AAWW as of the last day of the Plan Year for which the Award is paid, except as described in Section 7.4. A Participant will receive an Award in the manner and at the times set forth in Sections 7.2, 7.3 and 7.4.

	7.2.	Time of Payment. Any amount payable for an Award for a Plan Year shall be paid by AAWW within two weeks following the completion of the year-end audit for the applicable Plan Year.

	7.3.	Form of Payment. All amounts payable for an Award shall be paid in cash or AAWW stock, but AAWW stock may be used, if at all, only for the portion of the Award that exceeds fifty percent (50%) of Base Salary.

	7.4.	Termination of Employment.

(a) If a Participant terminates employment because of death, disability or retirement after attaining age 62 with five years of continuous AAWW employment, such Participant will remain eligible to participate in the Plan for that Plan Year, but considering only Base Salary earned prior to the termination.

(b) If a Participant terminates employment during the Plan Year for reasons other than those described in Section 7.4(a), such Participant will not be eligible to receive any portion of the Award.

(c) A Participant’s voluntary termination of employment after the completion of the Plan Year, but before Awards are paid out, will preclude the Participant from receiving that Award. A termination of employment during such time period by action of AAWW taken without cause, or for of any of the reasons described in Section 7.4(a), will not affect the right of the Participant to receive payment of an Award.

8.   Grants under Long Term Incentive and Share Award Plan

     The Committee may select Performance Measures and determine that vesting or payment of grants made under the LTIP shall be subject to the satisfaction of financial goals established n connection with such Performance Measure. No Eligible Employee may receive a grant under the LTIP in any one year which exceeds 50,000 shares of AAWW’s common stock, or exceeds 100,000 stock options, where such grant is subject to Performance Measures and thus intended to constitute performance based compensation under Section 162(m).

9.   Change in Control.

     In the event of a change in control of AAWW during a Plan Year, Awards shall become payable as if the date of the change in control was the last day of a Plan Year, with the financial goal adjusted accordingly. (For example, if the change in control occurred on September 1, the financial goals would generally be 2/3 of the amount previously determined.) For this purpose, “change in control” shall mean any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of AAWW’s then outstanding securities eligible to vote for the election of the Board; provided, however, that the event described above shall not be deemed to be a change in control by virtue of any of the following acquisitions: (i) by any employee benefit plan sponsored or maintained by AAWW of any subsidiary, or (ii) by any underwriter temporarily holding securities pursuant to an offering of such securities.

10.	Beneficiary Designation.

	10.1.	Designation and Change of Designation. Each Participant shall file with AAWW a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with AAWW. The last such designation received by AAWW shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by AAWW prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

	10.2.	Absence of Valid Designation. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon his death. If AAWW is in doubt as to the right of any person to receive such amount, AAWW may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or AAWW may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and AAWW therefor.

11.	General Provisions.

	11.1.	A Participant may not assign an Award without the Committee’s prior written consent. Any attempted assignment without such consent shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

	11.2.	The Plan is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of AAWW. All Awards shall be paid from the general funds of AAWW, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. The Plan is not intended to be a plan of deferred compensation as described in Section 409A of the Internal Revenue Code of 1986, as amended.

	11.3.	Nothing contained in the Plan shall give any Eligible Employee the right to continue in the employment of AAWW, or limit the right of AAWW to discharge an Eligible Employee.

11.4.	The Plan shall be construed and governed in accordance with the laws of the State of New York.

11.5.	There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of AAWW.

11.6.	There shall be deducted from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

12.   Amendment, Suspension, or Termination.

     The Committee reserves the right to amend, suspend, or terminate the Plan at any time.

13.   Effective Date.

     This Plan shall be effective with the Plan Year beginning January 1, 2006, subject to approval by AAWW’s shareholders.

\/     DETACH PROXY CARD HERE      \/

Please sign, date and return This proxy card in the Enclosed envelope.
☒
Votes MUST be indicated (x) in Black or Blue ink.

1. Election of Directors
     The Board of Directors recommends a vote FOR the listed nominees.

Nominees:	Robert F. Agnew, Timothy J. Bernlohr, Keith E. Butler, Eugene I. Davis, Jeffrey H. Erickson, William J. Flynn, James S. Gilmore III, Carol B. Hallett and Frederick McCorkle
Certification:
Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.’s certificate of incorporation and by-laws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the company, as provided in the by-laws.

FOR all nominees for director listed above (except as marked to the contrary).	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.	☐	WITHHOLD AUTHORITY to vote for an individual nominee(s). Write name(s) below.	☐	To change your address, please mark this box ☐ and provide your new address. Mark here if you plan to attend the meeting. ☐

If you attend the meeting, you will be accompanied by __________________
		FOR	AGAINST	ABSTAIN
		☐	☐	☐
2.	Approval of the 2006 Annual Incentive Plan for Senior Executives in conformance with Section 162(m) of the Internal Revenue Code. The Board of Directors recommends a vote FOR the above proposal.

----------------------------------

SCAN LINE (FPO)

----------------------------------

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.					______________	__________________	____________________
					Date	Share Owner sign here	Co-Owner sign here

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue, Purchase, New York 10577
Proxy for the Annual Meeting of Stockholders – June 27, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned appoints Michael L. Barna, John W. Dietrich and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc., to be held at the Omni Berkshire Hotel, 21 East 52nd Street, New York, NY 10022 on Tuesday, June 27, 2006 at 2:00 p.m. local time, and at any adjournment or postponement of the meeting, as indicated below.

Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side and FOR the approval of the 2006 Annual Incentive Plan for Senior Executives. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

The Board of Directors recommends a vote FOR election as directors of the persons named in proposal 1 and FOR the approval of the 2006 Annual Incentive Plan for Senior Executives as set forth in proposal 2.

Change of address:	ATLAS AIR WORLDWIDE HOLDINGS, INC. P.O. BOX 11162 NEW YORK, N.Y. 10203-0162

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE
Please return this card in the self-addressed envelope provided